Exhibit 10.54
THIRTEENTH AMENDMENT TO OFFICE LEASE
For valuable consideration, the receipt and adequacy of which are expressly acknowledged, KBSII GRANITE TOWER, LLC, a Delaware limited liability company ("Landlord"), and ANADARKO PETROLEUM COMPANY, a Delaware corporation ("Tenant") agree as of this 6th day of October, 2011 ("Effective Date") that:
1.Definitions. In this Thirteenth Amendment, the following terms have the meaning given:
A.Landlord: KBSII Granite Tower, LLC, a Delaware limited liability company, as successor to Cumberland Office Park, LLC, a Georgia limited liability company, as successor to Denver-Stellar Associates Limited Partnership, a Delaware limited partnership.
B.Tenant: Anadarko Petroleum Corporation, a Delaware corporation.
C.Lease: Agreement of Lease dated July 30, 2002, between Denver-Stellar Associates Limited Partnership, a Delaware limited partnership ("DSA") and Western Gas Resources, Inc. ("Original Tenant") ("Original Lease"), as amended by:
(1)First Amendment to Lease, dated as of September 10, 2002, between DSA and Original Tenant ("First Amendment");
(2)Second Amendment to Lease, dated as of July 23, 2004, between DSA and Original Tenant ("Second Amendment");
(3)Third Amendment to Lease, dated as of November 1, 2004, between DSA and Original Tenant ("Third Amendment");
(4)Fourth Amendment to Lease, dated as of December 31, 2004, between DSA and Original Tenant ("Fourth Amendment");
(5)Fifth Amendment to Lease, dated as of April 20, 2005, between DSA and Original Tenant ("Fifth Amendment");
(6)Sixth Amendment to Lease, dated as of May 18, 2005, between DSA and Original Tenant ("Sixth Amendment");
(7)Seventh Amendment to Lease, dated as of June 15, 2005, between DSA and Original Tenant ("Seventh Amendment");
(8)Eighth Amendment to Lease, dated as of November 15, 2005 ("Eighth Amendment"), between Cumberland Office Park, LLC, a Georgia limited liability company ("Successor Landlord"), as successor in interest to DSA, and Original Tenant;

(9)Ninth Amendment to Office Lease between Successor Landlord and Tenant, successor in interest to Original Tenant, dated as of February 16, 2007 (''Ninth Amendment'') adding the Expansion Space (as defined below);
(10)Tenth Amendment to Office Lease dated September 11, 2007, between Successor Landlord and Tenant ("Tenth Amendment'');
(11)Eleventh Amendment to Office Lease dated November 9, 2007, between Successor Landlord and Tenant ("Eleventh Amendment");
(12)Twelfth Amendment to Office Lease dated March 3, 2008, between Successor Landlord and Tenant ("Twelfth Amendment''); and
(13)This Thirteenth Amendment.
D.Existing Space: Existing Space is comprised of approximately 103,263 rentable square feet more particularly described in the Ninth Amendment and on the Premises Schedule attached as Schedule 1 to the Eleventh Amendment (the "Premises Schedule").
E.Ninth Amendment. Expansion Space: Expansion Space added pursuant to the Ninth Amendment is comprised of the floors or portions thereof more particularly described in the Ninth Amendment and on the Premises Schedule.
F.Tenth Amendment Expansion Space: Additional space added to the Premises and more particularly described in the Tenth Amendment and on the Premises Schedule.
G.Suites 400 and 600: Additional space added to the Premises and more particularly described in the Eleventh Amendment and on the Premises Schedule.
H.Suite 1800: Approximately 14,090 rentable square feet on the eighteenth (18th) floor of the Building as shown on Exhibit B to the Twelfth Amendment and the electrical closet on the 17th floor.
I.Suite 1900: Approximately 21,154 rentable square feet on the nineteenth (19th) floor of the Building as shown on Exhibit A to the Thirteenth Amendment.
J.Suite 2000: Approximately 18,758 rentable square feet on the twentieth (20th) floor of the Building as shown on Exhibit B to the Thirteenth Amendment.
K.Building Address:    Granite Tower
1099 18th Street Denver, CO 80202
L.Extended Expiration Date: April 30, 2018 ("Term").

M.Scheduled Delivery Date of Suite 1900: October 17, 2011, subject to the timely vacation of the existing tenant and, unless otherwise set forth herein, subject to Exhibit C of the Ninth Amendment.
N.Scheduled Delivery Date of Suite 2000: February 1, 2012, subject to the timely vacation of the existing tenants and subject to Exhibit C of the Ninth Amendment.
O.Delivery Date for Suite 1900: The actual delivery date as determined pursuant to Exhibit C to the Ninth Amendment for Suite 1900. The Delivery Date for Suite 1900 will be confirmed by a Delivery Date Certificate substantially in the form of Exhibit D attached to the Ninth Amendment.
P.Delivery Date for Suite 2000. The actual delivery date as determined pursuant to Exhibit C to the Ninth Amendment for the space defined in subparagraph J. The Delivery Date for such space will be confirmed by a Delivery Date Certificate substantially in the form of Exhibit D attached to the Ninth Amendment.
Q.Capitalized Terms: Any capitalized term used in this Thirteenth Amendment but not defined in this Thirteenth Amendment has the meaning set forth for such term in the Ninth Amendment.
2.Controlling Lease Documents/Conditions. Except as specifically set forth in paragraph 5 of the Ninth Amendment, as of the Effective Date, the term "Lease" shall mean the Original Lease, plus the Ninth, Tenth, Eleventh, Twelfth and Thirteenth Amendments. The First through Eighth Amendments, inclusive, were terminated and replaced in their entirety by the Ninth Amendment. The effectiveness of this Thirteenth Amendment is expressly conditioned upon: (i) for Suite 1900, Landlord's receipt of an executed termination agreement with the existing tenant of Suite 1900 on terms and conditions acceptable to Landlord on or before October 17, 2011 ("Suite 1900 Termination Agreement''), and/or, (ii) for Suite 2000, an executed termination agreement with the existing tenant of Suite 2050 on terms and conditions acceptable to Landlord on or before February 1, 2012 ("Suite 2050 Termination Agreement") and the relocation of the tenants occupying Suite 2040 (3,312 rsf) and Suite 2015 (3,102 rsf) (collectively, the "Relocation"). If the Suite 1900 Termination Agreement or the Suite 2050 Termination Agreement is not timely received or if Landlord is unsuccessful in the Relocation, then this Thirteenth Amendment as it may apply to Suite 1900 or Suite 2000, as applicable, will be null and void and of no force and effect.
3.Suite 1900. Upon receipt by Landlord of the Suite 1900 Termination Agreement referenced above, Landlord leases to Tenant and Tenant leases from Landlord Suite 1900 in accordance with this Thirteenth Amendment.
A.Landlord will deliver all of Suite 1900 to Tenant on or before the Scheduled Delivery Date of Suite 1900 in its current "as is" condition, broom clean, floors vacuumed and with the personal property of the prior tenant removed. Tenant acknowledges and agrees that the Scheduled Delivery Date for Suite 1900 may be delayed if the existing tenant fails to timely vacate. Landlord shall use all means available to it by equity or law to cause the existing tenant to vacate Suite 1900 on a timely basis. If such tenant fails to vacate by October 31, 2011, Tenant may elect to terminate the Lease with respect to Suite 1900 only by delivery of written notice to Landlord on or before 5:00 p.m., Mountain Time, on November 4, 2011. Failure of Tenant to timely deliver such written notice shall automatically be deemed a waiver of the right of Tenant to terminate the lease of Suite 1900. The actual Delivery Date for Suite 1900 will be the date Landlord delivers Suite 1900 in the condition required herein and confirmed as required herein. From and after the Delivery Date for Suite 1900, all references in the Lease to the term "Premises" shall include Suite 1900. The obligation to pay Rent for Suite 1900 as set forth in the Suite 1900 Rent Schedule below will commence ninety (90) days after the Delivery Date for Suite 1900 ("Suite 1900 Rent Commencement Date").
B.In consideration for Landlord obtaining the Suite 1900 Termination Agreement, Tenant will pay Base Rent and Additional Rent for Suite 1900 for the balance of the Term of the Lease as follows:
SUITE 1900 RENT SCHEDULE

Term	Per Sq. Ft. (21,154 RSF)	Monthly Base Rent	Annual Base Rent
1-1-12 to 3-31-12*	$0.00	$0.00	$0.00
4-1-12 to 7-31-12	$25.00	$44,070.83	$528,849.96
8-1-12 to 10-15-12	$0.00	$0.00	$0.00
10-16-12 to 11-30-13	$28.50	$50,240.75	$602,889.00
12,.1-13 to 11-30-14	$29.00	$51,122.17	$613,466.04
12-1-14 to 11-30-15	$29.50	$52,003.58	$624,042.96
12-1-15 to 11-30-16	$30.00	$52,885.00	$634,620.00
12-1-16 to 11-30-17	$30.50	$53,766.42	$645,197.04
12-1-17 to 4-30-18	$31.00	$54,647.83	$655,773.96
* This period of abated Monthly Base Rent shall in no event extend beyond March 31, 2012.
Except as set forth above, Schedule 2 to the Eleventh Amendment, as modified by the Twelfth Amendment remains in full force and effect for the balance of the Term.
C.For the period commencing on the Delivery Date of Suite 1900 through the expiration of the Term, Tenant shall have the right to lease from the Parking Garage Operator an additional twenty-three (23) parking spaces in the parking garage at then current monthly rates posted by the Parking Garage Operator of which 10% of such spaces may be reserved. The current market rate for unreserved parking spaces in the parking garage is $185.00 per space, per month and the current market rate for reserved parking spaces in the parking garage is $250.00 per space, per month.
D.Tenant will have the opportunity to inspect Suite 1900 after the existing tenant vacates the space and has removed any personal property. Tenant agrees to accept Suite 1900 in its current "as-is" condition subject to the obligation of the previous tenant to repair any damage, in broom-clean condition and Landlord's obligation to provide the tenant finish allowance ("Suite 1900 Finish Allowance") described in the next sentence. The Suite 1900 Finish Allowance will be Six Hundred Thirty-Four Thousand Six Hundred Twenty Dollars ($634,620.00) based on Thirty Dollars ($30.00) per rentable square feet in Suite 1900. Construction of the tenant improvements for Suite 1900 shall be governed by Exhibit C to the Ninth Amendment and payment of the Suite 1900 Finish Allowance by Landlord shall be governed by the provisions of Article 9(a) of Exhibit C to the Ninth Amendment. Notwithstanding the foregoing, however, Article 9(b) of Exhibit C to the Ninth Amendment shall not apply to Suite 1900.
E.From and after the Delivery Date for Suite 1900, all references in the Lease to the term "Premises" shall be deemed to include Suite 1900, all of the Premises shown on the Premises Schedule will have been delivered and the Premises will contain approximately 291,134 rentable square feet as stated on the Premises Schedule.
4.Suite 2000. Upon receipt by Landlord of the Suite 2050 Termination Agreement referenced above and a successful Relocation, and notwithstanding the provisions of Paragraph 3 above, Landlord leases to Tenant and Tenant leases from Landlord, Suite 2000 in accordance with this Thirteenth Amendment.
A.Landlord will deliver all of Suite 2000 to Tenant on or before the Scheduled Delivery Date of Suite 2000 in its current "as is" condition, broom clean, floors vacuumed and with the personal property of the prior tenant removed and the obligation of the previous tenant to repair any damage. Tenant acknowledges and agrees that the Scheduled Delivery Date for Suite 2000 may be delayed if the existing tenants fail to timely vacate. Landlord shall use commercially reasonable efforts to cause the existing tenants to vacate Suite 2000 on a timely basis. The actual Delivery Date for Suite 2000 will be the date Landlord delivers Suite 2000 in the condition required herein and confirmed as required herein. From and after the Delivery Date for Suite 2000, all references in the Lease to the term "Premises" shall include Suite 2000. The obligation to pay Rent for Suite 2000 as set forth in the Suite 2000 Rent Schedule below will commence ninety (90) days after the Delivery Date for Suite 2000 ("Suite 2000 Rent Commencement Date").
B.In consideration for Landlord obtaining the Termination Agreement and negotiating the Relocation, Tenant will pay Base Rent and Additional Rent for Suite 2000 for the balance of the Term of the Lease as follows:
SUITE 2000 RENT SCHEDULE

Term	Per Sq. Ft. (18,758 RSF)	Monthly Base Rent	Annual Base Rent
5-1-12 to 7-31-12	$28.00	$43,768.67	$525,224.04
8-1-12 to 10-15-12	$0.00	$0.00	$0.00
10-16-12 to 11-30-13	$28.50	$44,550.25	$534,603.00
12-1-13 to 11-30-14	$29.00	$45,331.83	$543,981.96
12-1-14 to 11-30-15	$29.50	$46,113.42	$553,361.04
12-1-15 to 11-30-16	$30.00	$46,895.00	$562,740.00

12-1-16 to 11-30-17	$30.50	$47,676.58	$572,118.96
12-1-17 to 11-30-18	$31.00	$48,458.17	$581,498.04
Except as set forth above, Schedule 2 to the Eleventh Amendment, as modified by the Twelfth Amendment remains in full force and effect for the balance of the Term.
C.For the period commencing on the Delivery Date of Suite 2000 through the expiration of the Term, Tenant shall have the right to lease from the Parking Garage Operator up to an additional twenty-one (21) parking spaces in the parking garage at the then current monthly rates posted by the Parking Garage Operator of which 10% of such spaces may be reserved. The current market rate for unreserved parking spaces in the parking garage is $185.00 per space, per month and the current market rate for reserved parking spaces in the parking garage is $250.00 per space, per month. Notwithstanding the foregoing, however, if Tenant elects to take less than the number of parking spaces allocated herein for Suite 2000 or if Tenant surrenders any such parking spots over the course of the Term, Tenant's right to lease such additional spaces up to the maximum of twenty-one (21) additional spaces shall be subject to availability as determined solely by Landlord.
D.Tenant will have the opportunity to inspect Suite 2000 after the existing tenant vacates the space and has removed any personal property. Tenant agrees to accept Suite 2000 in its current "as-is" condition subject to Landlord's obligation to provide the tenant finish allowance ("Suite 2000 Finish Allowance") described in the next sentence. The Suite 2000 Finish Allowance will be calculated using $0.395 per rentable square feet of Suite 2000 per month multiplied by the number of months from the Suite 2000 Rent Commencement Date through the expiration of the Term. For example purposes only, a Suite 2000 Rent Commencement Date of May 1, 2012, shall result in a Suite 2000 Finish Allowance of in Five Hundred Thirty-Three Thousand Four Hundred Seventy-Seven Dollars and 52/100 ($533,477.52) based on Twenty-Eight Dollars and 44/100 ($28.44) per rentable square feet in Suite 2000. Construction of the tenant improvements for Suite 2000 shall be governed by Exhibit C to the Ninth Amendment and payment of the Suite 2000 Finish Allowance by Landlord shall be governed by the provisions of Article 9(a) of Exhibit C to the Ninth Amendment. Notwithstanding the foregoing, however, Article 9(b) of Exhibit C to the Ninth Amendment shall not apply to Suite 2000.
E.From and after the Delivery Date for only Suite 2000, all references in the Lease to the term "Premises" shall be deemed to include Suite 2000, all of the Premises shown on the Premises Schedule will have been delivered and the Premises will contain approximately 309,892 rentable square feet as stated on the Premises Schedule.
F.Landlord and Tenant agree that Tenant shall be responsible for all costs incurred by Landlord and reasonably approved in advance by Tenant in Landlord's efforts to effectuate the Relocation of the tenants in Suite 2040 and Suite 2015 described in Paragraph 2 above, including, but not limited to, the costs incurred for tenant improvements, stationery costs, legal fees, moving expenses and wiring and cabling (collectively, the "Relocation Costs"). Landlord shall provide its best estimate of the anticipated Relocation Costs to Tenant on or before October 31, 2011 (''Estimated Relocation Costs"). Tenant shall have a period often (10)

days upon which to notify Landlord of (i) any objections to the Estimated Relocation Costs, or, (ii) its election to terminate the Lease with respect to Suite 2000 only. If Tenant elects to terminate the Lease with respect to Suite 2000 only as set forth above, Tenant shall remit to Landlord within thirty (30) days as damages the sum of Seven Thousand Five Hundred Ninety Seven Dollars ($7,597.00) incurred by Landlord in negotiating the early termination of Suite 2000. Failure to respond by Tenant within such time frame shall automatically serve as authorization to Landlord to incur the Relocation Costs. Tenant understands that the actual Relocation Costs will not be finalized until the actual Relocation occurs and Tenant shall be responsible for reimbursement of all of the Relocation Costs not to exceed 115% of the Estimated Relocation Costs. Upon written notice to Landlord, Tenant may elect to utilize all or any portion of the Suite 2000 Finish Allowance as an offset to the Relocation Costs. During negotiations for the Relocation, Landlord shall use good faith and commercially reasonable efforts to negotiate extended lease terms for the each of the tenants occupying Suite 2040 and Suite 2015. If, during the Relocation of the tenants of Suite 2015 and Suite 2040, Landlord is successful in its efforts to negotiate an extended term beyond the respective lease expiration dates for Suite 2015 (December 31, 2012) and Suite 2040 (May 31, 2015), then Landlord agrees to contribute to Tenant, as an offset to the Relocation Costs incurred, an amount not to exceed the actual costs incurred at the rate of $0.395 per rentable square foot of Suite 2015 and Suite 2040, as applicable, per month of such extended term(s) multiplied by the number of months of such extended term(s) ("Offset to Relocation Costs"). Notwithstanding the foregoing, however, to the extent Landlord is required to expend actual tenant improvement costs to extend the term for the tenant of Suite 2040 beyond May 31, 2015, such actual tenant improvement costs shall be deducted from the Offset to Relocation Costs.
5.Base Year. In addition to paying Base Rent for Suite 1900 and Suite 2000 as set forth above, Tenant shall pay as "additional rent", commencing the later to occur of the Suite 1900 Rent Commencement Date, the Suite 2000 Rent Commencement Date, or January 1, 2012, an amount determined in accordance with Paragraph 4 of the Original Lease as amended by the next sentence. As of January 1, 2012, the "Suite 1900 Operating Expense Base Amount'', "Suite 1900 Tax Base Amount'', Suite 2000 Operating Expense Base Amount'' and "Suite 2000 Tax Base Amount'' for Suite 1900 and Suite 2000 only will be the dollar amounts of Operating Expenses and Taxes, respectively, per rentable square foot calculated by Landlord for the calendar year 2011, as they may be adjusted pursuant to subparagraph 4(a)(vii)(A) of the Original Lease. Landlord will advise Tenant in writing promptly upon their determination in early 2012. Commencing January 1, 2012, Tenant will pay as "additional rent'' for Suite 1900 and Suite 2000, Tenant's Proportionate Share of the increases, in Operating Expenses and Taxes, per rentable square foot of Suite 1900 and Suite 2000, in excess of the Suite 1900 Operating Expense Base Amount, Suite 1900 Tax Base Amount, Suite 2000 Operating Expense Base Amount and Suite 2000 Tax Base Amount, respectively.
6.Right of Expansion on 7th Floor.
A.Expansion Options. Provided that no material uncured event of default exists on the date Tenant exercises its Expansion Option (as defined herein) or upon the commencement of the Expansion Term (as defined herein), and subject to that certain option to renew for Suite 750 granted prior to the date of this Thirteenth Amendment (which option to renew shall expire on March 31, 2012), Tenant shall have the right and option (the "Expansion

Option") to be exercised on or before December 31, 2011, to expand the Existing Premises to include, at the election of Tenant, either (i) approximately 20,858 square feet consisting of the entire seventh (7th floor of the Building ("Suite 700"), or (ii) Suite 710 only consisting of approximately 8,979 square feet for use by Tenant ("Suite 710") for the remainder of the then remaining Tenn (the "Expansion Term"). Suite 700 and Suite 710 are as shown on Exhibit C attached hereto. To exercise its Expansion Option hereunder, Tenant shall provide written notice ("Expansion Notice") to Landlord at any time on or before December 31, 2011, specifying Tenant's election to expand into either Suite 700 or Suite 710. Failure by Tenant to provide the Expansion Notice within the time limits set forth herein shall constitute a waiver of such Expansion Option, provided, however, Tenant shall in such event retain its right of first refusal contained in Paragraph 13 of the Ninth Amendment.
B.Scheduled Delivery Date of Suite 700: August 1, 2012, subject to (i) the expiration of a lease for Suite 710 scheduled to expire on January 31, 2012, (ii) the early termination of a Lease for Suite 770 on or before August 31, 2012, (iii) the relocation of storage space of approximately 400 rentable square feet ("Storage Relocation") and, (iv) unless otherwise set forth herein, subject to Exhibit C of the Ninth Amendment. Notwithstanding the foregoing, however, in the event the Expansion Notice from Tenant is an election to lease Suite 700, Landlord shall endeavor to negotiate an early termination of the Lease for Suite 770 in order to attempt to deliver Suite 700 on or before August 1, 2012. If, however, Landlord is unsuccessful in its efforts to negotiate an early termination of the Lease for Suite 770, the scheduled delivery date for Suite 700 shall be December 1, 2012.
C.Delivery Date for Suite 700: The actual delivery date as determined pursuant to Exhibit C to the Ninth Amendment for Suite 700. The Delivery Date for Suite 700 will be confirmed by a Delivery Date Certificate substantially in the form of Exhibit D attached to the Ninth Amendment.
D.Suite 700. Upon receipt by Landlord of the Expansion Notice from Tenant exercising its right to expand into Suite 700 and upon the delivery of Suite 700 to Tenant, Landlord leases to Tenant and Tenant leases from Landlord, Suite 700 in accordance with this Thirteenth Amendment.
1.Landlord will deliver all of Suite 700 to Tenant on or before the Scheduled Delivery Date of Suite 700 in its current ''as is" condition, broom clean, floors vacuumed and with the personal property of the prior tenant removed. Tenant acknowledges and agrees that the Scheduled Delivery Date for Suite 700 may be delayed if the existing tenant fails to timely vacate. Landlord shall use commercially reasonable efforts to cause the existing tenant to vacate Suite 700 on a timely basis. The actual Delivery Date for Suite 700 will be the date Landlord delivers Suite 700 in the condition required herein and confirmed as required herein. From and after the Delivery Date for Suite 700, all references in the Lease to the term "Premises" shall include Suite 700. The obligation to pay Rent for Suite 700 as set forth in the Suite 700 Rent Schedule below will commence ninety (90) days after the Delivery Date for Suite 700 ("Suite 700 Rent Commencement Date").
2.In consideration for Landlord delivering Suite 700 on the Delivery

Date for Suite 700, Tenant will pay Base Rent and Additional Rent for Suite 700 for the balance of the Term of the Lease as follows:
SUITE 700 RENT SCHEDULE

Term	Per Sq. Ft. (20,858 RSF)	Monthly Base Rent	Annual Base Rent
11-1-12 to 3-31-13*	$0.00	$0.00	$0.00
4-1-13 to 11-30-13	$27.50	$47,799.58	$573,594.96
12-1-13 to 11-30-14	$28.00	$48,668.67	$584,024.04
12-1-14 to 11-30-15	$28.50	$49,537.75	$594,453.00
12-1-15 to 11-30-16	$29.00	$50,406.83	$604,881.96
12-1-16 to 11-30-17	$29.50	$51,275.92	$615,311.04
12-1-17 to 4-30-18	$30.00	$52,145.00	$625,740.00
* The foregoing Suite 700 Rent Schedule is based on a Rent Commencement Date of November 1, 2012. To the extent the Rent Commencement Date is prior to November 1, 2012, Tenant shall pay Monthly Base Rent at $27.50 per rentable square feet in Suite 700.
Except as set forth above, Schedule 2 to the Eleventh Amendment, as modified by the Twelfth Amendment remains in full force and effect for the balance of the Term.
E.Scheduled Delivery Date of Suite 710: August 1, 2012, subject to Exhibit C of the Ninth Amendment.
F.Delivery Date for Suite 710: The actual delivery date as determined pursuant to Exhibit C to the Ninth Amendment for Suite 710. The Delivery Date for Suite 710 will be confirmed by a Delivery Date Certificate substantially in the form of Exhibit D attached to the Ninth Amendment.
G.Suite 710. Upon receipt by Landlord of the Expansion Notice from Tenant exercising its tight to expand into Suite 710 and upon the delivery of Suite 710 to Tenant, Landlord leases to Tenant and Tenant leases from Landlord, Suite 710 in accordance with this Thirteenth Amendment.
1.Landlord will deliver all of Suite 710 to Tenant on or before the Scheduled Delivery Date of Suite 710 in its current "as is" condition, broom clean, floors vacuumed and with the personal property of the prior tenant removed. The actual Delivery Date for Suite 710 will be the date Landlord delivers Suite 710 in the condition required herein and confirmed as required herein. From and after the Delivery Date for Suite 710, all references in the Lease to the term "Premises" shall include Suite 710. The obligation to pay Rent for Suite 710 as set forth in the Suite 710 Rent Schedule below will commence ninety (90) days after the Delivery Date for Suite 710 ("Suite 710 Rent Commencement Date").
2.In consideration for Landlord delivering Suite 710 on the Delivery Date for Suite 710, Tenant will pay Base Rent and Additional Rent for Suite 710 for the balance of the Tenn of the Lease as follows:
SUITE 710 RENT SCHEDULE

Term	Per Sq. Ft. (8,979 RSF)	Monthly Base Rent	Annual Base Rent
11-1-12 to 3-31-13	$0.00	$0.00	$0.00
4-1-13 to 11-30-13	$27.50	$20,576.88	$246,922.56
12-1-13 to 11-30-14	$28.00	$20,951.00	$251,412.00
12-1-14 to 11-30-15	$28.50	$21,325.13	$255,901.56
12-1-15 to 11-30-16	$29.00	$21,699.25	$260,391.00
12..1-16 to 11-30-17	$29.50	$22,073.38	$264,880.56
12-1-17 to 4-30-18	$30.00	$22,447.50	$269,370.00
Except as set forth above, Schedule 2 to the Eleventh Amendment, as modified by the Twelfth Amendment remains in full force and effect for the balance of the Tenn.
H.If applicable, for the period commencing on the Delivery Date of Suite 700, through the expiration of the Tenn, Tenant shall have the right to lease from the Parking Garage Operator up to an additional twenty-three (23) unreserved parking spaces in the parking garage at then current monthly rates posted by the Parking Garage Operator of which 10% of such spaces may be reserved. The current market rate for unreserved parking spaces in the parking garage is $185.00 per space, per month and the current market rate for reserved parking spaces in the parking garage is $250.00 per space, per month. Notwithstanding the foregoing, however, if Tenant elects to take less than the number of parking spaces allocated herein for Suite 700 or if Tenant surrenders any such parking spots over the course of the Term, Tenant's right to lease such additional spaces up to the maximum of twenty-three (23) additional spaces shall be subject to availability as determined solely by Landlord.
I.If applicable, for the period commencing on the Delivery Date of Suite 710 through the expiration of the Term, Tenant shall have the right to lease from the Parking Garage Operator up to an additional ten (10) unreserved parking spaces in the parking garage at then current monthly rates posted by the Parking Garage Operator of which 10% of such spaces may be reserved. The current market rate for unreserved parking spaces in the parking garage is $185.00 per space, per month and the current market rate for reserved parking spaces in the parking garage is $250.00 per space, per month. Notwithstanding the foregoing, however, if Tenant elects to take less than the number of parking spaces allocated herein for Suite 710 or if Tenant surrenders any such parking spots over the course of the Term, Tenant's right to lease such additional spaces up to the maximum of ten (10) additional spaces shall be subject to availability as determined solely by Landlord.
J.If applicable, Tenant will have the opportunity to inspect Suite 700 after the existing tenant vacates the space and has removed any personal property. Tenant agrees to accept Suite 700 in its current "as-is" condition subject to Landlord's obligation to provide the tenant finish allowance ("Suite 700 Finish Allowance") described in the next sentence. The Suite 700 Finish Allowance will be calculated using $0.395 per rentable square feet of Suite 700 per month multiplied by the number of months from the Suite 700 Rent Commencement Date through the expiration of the Term. For example purposes only, a Suite 700 Rent Commencement Date of November 1, 2012, shall result in a Suite 700 Finish Allowance of Five Hundred Forty-Three Thousand Seven Hundred Sixty-Eight Dollars and 06/100 ($543,768.06) based on Twenty-Six Dollars and 07/100 ($26.07) per rentable square feet in Suite 700. Construction of the tenant improvements for Suite 700 shall be governed by Exhibit C to the Ninth Amendment and payment of the Suite 700 Finish .Allowance by Landlord shall be governed by the provisions of Article 9(a) of Exhibit C to the Ninth Amendment. Notwithstanding the foregoing, however, Article 9(b) of Exhibit C to the Ninth Amendment shall not apply to Suite 700.
K.If applicable, Tenant will have the opportunity to inspect Suite 710 after the existing tenant vacates the space and has removed any personal property. Tenant agrees to accept Suite 710 in its current "as-is" condition subject to Landlord's obligation to provide the tenant finish allowance ("Suite 710 Finish Allowance") described in the next sentence. The Suite 710 Finish Allowance will be calculated using $0.395 per rentable square feet of Suite 710 per month multiplied by the number of months from the Suite 710 Rent Commencement Date through the expiration of the Term. For example purposes only, a Suite 710 Rent Commencement Date of August 1, 20 t 2, shall result in a Suite 710 Finish Allowance of in Two Hundred Forty-Four Thousand Seven Hundred Sixty-Seven Dollars and 54/100 ($244,767.54) based on Twenty-Seven Dollars and 26/100 ($27.26) per rentable square feet in Suite 710. Construction of the tenant improvements for Suite 710 shall be governed by Exhibit C to the Ninth Amendment and payment of the Suite 710 Finish Allowance by Landlord shall be governed by the provisions of Article 9(a) of Exhibit C to the Ninth Amendment. Notwithstanding the foregoing, however, Article 9(b) of Exhibit C to the Ninth Amendment shall not apply to Suite 710.
L.From and after the Delivery Date for either Suite 700 or Suite 710, all references in the Lease to the term "Premises" shall be deemed to include, as applicable, Suite 700 or Suite 710, all of the Premises shown on the Premises Schedule will have been delivered and the Premises will contain approximately 330,750 rentable square feet if Suite 700 is added, or 318,871 rentable square feet if Suite 710 is added as stated on the Premises Schedule.
7.Base Year for Suite 700 or Suite 710. In addition to paying Base Rent for Suite 700 or Suite 710 as set forth above, Tenant shall pay as "additional rent", commencing the later to occur of the Suite 700 Rent Commencement Date, the Suite 710 Rent Commencement Date, or January 1, 2013, an amount determined in accordance with Paragraph 4 of the Original Lease as amended by the next sentence. As of January 1, 2012, the "Suite 700 Operating Expense Base Amount", "Suite 700 Tax Base Amount'', Suite 710 Operating Expense Base Amount'' and "Suite 710 Tax Base Amount'' for Suite 700 and Suite 710 only will be the dollar amounts of Operating Expenses and Taxes, respectively, per rentable square foot calculated by Landlord for the calendar year 2012, as they may be adjusted pursuant to subparagraph 4(a)(vii)(A) of the Original Lease. Landlord will advise Tenant in writing promptly upon their determination in early 2013. Commencing January 1, 2013, Tenant will pay as ''additional rent" for Suite 700 or Suite 710, as applicable, Tenant's Proportionate Share of the increases, in Operating Expenses and Taxes, per rentable square foot of Suite 700 or Suite 710, as applicable, in excess of the Suite 700 Operating Expense Base Amount, Suite 700 Tax Base Amount, Suite 710

Operating Expense Base Amount and Suite 710 Tax Base Amount, respectively, and as applicable.
8.Termination Options. Upon the Effective Date hereof, Article 15 of the Ninth Amendment is deemed deleted in its entirety and replaced with the following:
So long as Tenant is not then in default hereunder after notice and opportunity to cure of any of the terms, covenants, conditions, provisions or agreements of the Lease, or any amendments thereto, Tenant shall have the following alternative one time rights to terminate this Lease for a portion of the Premises (collectively, the "Termination Right"): (i) if Tenant leases and then occupies the entirety of Suite 700, Suite 1900 and Suite 2000, then Tenant may terminate this Lease for up to five (5) contiguous full floors as designated by Tenant which combination of floors shall be from the lowest floor up or in the alternative, from the highest floors down, but in any event excluding the sixth (6th floor at Tenant's election; or (ii) if Tenant leases and then occupies the entirety of Suite 1900, Suite 2000 and Suite 700, then Tenant may terminate this Lease for that portion of the seventh floor then leased and occupied by Tenant and up to four (4) other contiguous full floors as designated by Tenant which floors shall be from the lowest floor up or in the alternative, from the highest floors down but in any event excluding the sixth (6th floor, at Tenant's election. Any such termination, if timely exercised shall be effective as of December 31, 2015 (the "Termination Date"). To exercise the Termination Right, Tenant shall deliver a written termination notice (the "Termination Notice") to Landlord at least twelve (12) months prior to the anticipated Termination Date which Termination Notice shall identify the floors proposed to be terminated by Tenant. In the event of any such termination, Tenant shall pay to Landlord, within' thirty (30) days after Tenant's receipt of the Calculation Statement (as hereafter defined), fifty percent (50%) of the termination fee (the "Termination Fee") in the amount described below with the balance of the Termination Fee payable on or before July 1, 2015. The Termination Fee shall be equal to the sum of (w) the unamortized portion of all improvements to the Premises paid for by Landlord (including any unamortized commissions and allowances for the Existing Premises, the Ninth Amendment Expansion Space, the Tenth Amendment Expansion Space, Suite 400, Suite 600, Suite 1800, Suite 1900, Suite 2000, Suite 700 and Suite 710), (x) all leasing and brokerage commissions and expenses relating to this Lease paid for by Landlord, (y) all Relocation Costs, legal fees, design, construction, management and space planning fees and expenses relating to the construction or improvement of the Premises paid for by Landlord; and (z) all unamortized free rent (the sum of the costs described in items (w), (x), (y) and (z) above being referred to as the "Total Costs"). The unamortized portion of the Total Costs shall be the balance of the Total Costs remaining to be amortized as of the Termination Date with the amortization period beginning on January 1, 2012, and ending on the Termination Date. Such amortization shall be calculated using the even payment method, without interest, and all such payments having been assumed to be made through the Termination Date. Within thirty (30) days after written request from Tenant, Landlord will provide to Tenant a statement of the Total Costs which can then be determined together with reasonable documentation of the same; thereafter when space is added to the Premises which is not included in the initial calculation, Landlord will advise Tenant of new Total Costs. Landlord's failure to timely notify Tenant of such Total Costs will not limit Tenant's obligation to pay any Termination Fee hereunder. If Tenant objects to Landlord's calculation of the Total Costs from time to time after meeting with Landlord to review the basis for such calculation, Tenant will have the right to require such Total Costs determination to be decided by arbitration. Within thirty (30) days after the delivery of the Termination Notice, Landlord shall prepare and deliver to Tenant Landlord's calculation of the Termination Fee (the "Calculation Statement"), which shall be final and binding, absent manifest error. Failure of Tenant to give timely notice as required above or to pay timely the Termination Fee, as noted in the Calculation Statement, within the respective time periods set forth herein, shall render this paragraph, and the rights contained herein, null and void and of no further force or effect. Additionally, Tenant agrees to fully and faithfully perform all of its obligations under this Lease for the period commencing upon the receipt of the Termination Notice up through the Termination Date. The rights under this Paragraph 5 are transferable in whole only to an Affiliate.
9.Broker. Each of Landlord and Tenant represents and warrants to the other that neither has dealt with any broker or agent in negotiating this Thirteenth Amendment except Newmark Knight Frank Frederick Ross (Landlord's broker) and Cushman & Wakefield of Texas, Inc. (Tenant's broker) (collectively, the "Brokers"). Landlord will pay any commission owed to the Brokers pursuant to a separate agreement. Each of Landlord and Tenant will indemnify and hold the other harmless from all damages paid or incurred by the other resulting from any claims asserted against such party by brokers or agents claiming through the other party.
10.Tenant's Proportionate Share. The parties acknowledge that the Building consists of a total of 562,091 rentable square feet. As of the Effective Date hereof, the first sentence of Section 4(a)(iv) of the Original Lease is deemed deleted in its entirety and replaced with the following:
"Tenant's Proportionate Share" shall mean the percentage calculated by dividing the rentable area of the Premises by 562,091 square feet.
Attached hereto as Exhibit E is a breakdown of Tenant's Proportionate Share for the Premises. In accordance with the Ninth Amendment, Tenant's Proportionate Share of the Premises and Suite 1900, Suite 2000, and, if applicable, Suite 700 or Suite 710, will be calculated in accordance with Section 4(a)(iv) of the Original Lease, as amended hereby, and amended as and when Suite 1900 and Suite 2000, and, if applicable, Suite 700 or Suite 710, are added to the Premises and Base Rent commences for Suite 1900 and Suite 2000, and, if applicable, Suite 700 or Suite 710.
11.Renewal Option. The provisions of Article 12 of the Ninth Amendment are deemed to apply to Suite 1900 and Suite 2000 and, if applicable, Suite 700 or Suite 710.
12.Reaffirmation of Lease Terms. Tenant and Landlord agree that the terms, covenants, and conditions of the Lease shall remain and continue in full force and effect as amended herein. Tenant confirms that Landlord is in compliance with the Lease provisions and that Tenant does not have any defenses, claims or offsets against Landlord as of the Effective Date. As of the Effective Date, Tenant waives and releases Landlord and its agents and employees, from any and all claims, demands, damages, actions, causes of action, or suits of any kind or nature whatsoever, known or unknown, arising out of or in connection with the Lease and/or the use or occupancy of the Premises prior to the Effective Date. Except as specifically modified in this Thirteenth Amendment, the Lease remains in full force and effect. If there is any conflict between the terms and provisions of this Thirteenth Amendment and the terms and provisions of the Lease as amended by the Ninth, Tenth, Eleventh and Twelfth Amendments, the terms and provisions of this Thirteenth Amendment shall govern.
13.Authority. Each of Landlord and Tenant represents and warrants to the other that the person "executing this Thirteenth Amendment on behalf of such party is duly authorized to do so. As of the Effective Date, Tenant represents and warrants to Landlord that (a) there are no subleases, assignments, or other agreements between Tenant and any third party concerning or affecting the Lease or the Premises or any portion thereof; and (b) Tenant has not assigned, conveyed, pledged, or granted any interest in the Lease or any portion of the Premises to any person or entity.
14.Telephone and Telecommunications Services. Landlord and Tenant acknowledge and agree that the provisions of Article 27 of the Original Lease shall apply to the entirety of the Premises.
15.Notice and Payment of Rent. Notwithstanding any contrary provisions of the Original Lease or Ninth Amendment, upon the mutual execution of this Thirteenth Amendment, the notice addresses for Landlord and Tenant are deemed to be the following:

If to Landlord:	KBSII Granite Tower, LLC
c/o Koll Bren Schreiber Realty Advisors, Inc.
620 Newport Center Drive, Suite 1300
Newport Beach, California 92660
Attn: Mark Brecheen, Senior Vice President
With a simultaneous
copy to:
Moye White LLP
16 Market Square, 6th Floor
1400 16th Street
Denver, Colorado 80202-1486
Attn: Thomas M. List, Esq.
Telephone: (303) 292-2900
Facsimile: (303) 292-4510
For Payment of Rent (excluding parking):
KBSII Granite Tower, LLC
c/o Transwestern
1099 18th Street, Suite 500
Denver, CO 80202

If to Tenant:	Anadarko Petroleum
John A. Frere, III
1201 Lake Robbins Drive
The Woodlands, Texas 77380
With simultaneous
copies to:
Facilities Manager
Anadarko Petroleum Corporation
1099 18th Street, Suite 1800
Denver, CO 80202
and:
James P. Bailey, Jr.
Cushman & Wakefield of Texas, Inc.
1330 Post Oak Boulevard, Suite 2700
Houston, TX 77056
16.Rules and Regulations. As of the Effective Date, Tenant acknowledges and agrees that Tenant has received a copy of the new Rules and Regulations for the Building attached hereto as Exhibit D.
17.Americans With Disabilities Act of 1990. Upon the Effective Date hereof, the following new paragraph is added to the Lease:
Subject to any changes in the ADA, Tenant agrees to comply with all requirements of the Americans With Disabilities Act of 1990 (Public Law 101-336 {July 26, 1990}) ("ADA") applicable to the Premises and the Project to accommodate its employees, invitees and customers. Tenant acknowledges that it shall be wholly responsible for any accommodations or alterations which need to be made to the Premises. No provision in this Lease should be construed in any manner as permitting, consenting to or authorizing Tenant to violate requirements under the ADA and any provision to the Lease which could arguably be construed as authorizing a violation of the ADA shall be interpreted in a manner which permits compliance with the ADA and is hereby amended to permit such compliance.
18.Anti-Terrorism Statute Compliance. Tenant hereby represents and warrants to Landlord that Tenant is not: (1) in violation of any Anti-Terrorism Law; (2) conducting any business or engaging in any transaction or dealing with any prohibited Person, including the making or receiving or any contribution of funds, goods or services to or for the benefit of any Prohibited Person; (3) dealing in, or otherwise engaging in any transaction relating to, any property or interest in property blocked pursuant to Executive Order No. 13221; (4) engaging in or conspiring to engage in any transaction that evades or avoids, or had the purpose of evading or avoiding, or attempts to violate any of the prohibitions set forth in any Anti-Terrorism Law; or (5) a Prohibited Person, nor are any of its partners, members, managers, officers or directors a Prohibited Person. As used herein, "Anti-Terrorism Law" is defined as any law relating to terrorism, anti-terrorism, money laundering or anti-money laundering activities, including Executive Order No. 13224 and Title 3 of the USA Patriot Act. As used herein "Executive

Order No. 13224" is defined as Executive Order No. 13224 on Terrorist Financing effective September 24, 2001, and relating to "Blocking Property and Prohibiting Transactions With Persons Who Commit, or Support Terrorism" "Prohibited Person" is defined as (1) a person or entity that is listed in the Annex to Executive Order 13224; (ii) a person or entity with whom Tenant or Landlord is prohibited from dealing or otherwise engaging in any transaction by any Anti Terrorism Law, or (iii) a person or entity that is named as a "specially designated national and blocked person' on the most current list published by the U.S. Treasury Department Office Of Foreign Assets Control as its official website, http://www.treas.gov/ofac/tl lsdn.pdf or at any replacement website or other official publication of such list. "USA Patriot Act'' is defined as the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 200l" (Public Law 107-56).
19.Miscellaneous.
(a)Governing Law. The governing law of this Thirteenth Amendment and all provisions hereunder shall be governed by and construed in accordance with the laws of the State of Colorado.
(b)Complete Agreement. This Thirteenth Amendment contains all agreements, understandings and arrangements between the parties hereto with regard to the matters described herein.
(c)Benefit. Subject to the limitations on Tenant's assignment and subleasing provided in the Lease, this Thirteenth Amendment shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.
(d)Amendment. This Thirteenth Amendment may not be amended except in writing signed by the parties hereto.
(e)Headings. The paragraph headings of this Thirteenth Amendment are for reference only and shall not be deemed to alter or affect the meaning of the terms hereof.
(f)Binding Effect. This Thirteenth Amendment becomes effective only upon the execution and delivery by Landlord and Tenant.
(g)Time. Time is of the essence hereof.
(h)Survival. All covenants, agreements, representations and warranties as set forth in this Thirteenth Amendment shall survive the termination of the Lease as amended herein.
(i)Counterparts. This Thirteenth Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same agreement.
IN WITNESS WHEREOF, Landlord and Tenant have executed this Thirteenth Amendment to Lease on the day and year first above written.

LANDLORD:
KBSII GRANITE TOWER, LLC, a Delaware limited
liability company

By:	KBS Capital Advisors, LLC, its Authorized Agent

By:	/s/Mark Brecheen
Mark Brecheen, Senior Vice President 10/24/11
TENANT:
ANADARKO PETROLEUM CORPORATION,
a Delaware corporation

By:	/s/ Authorized Signatories

Its:	SVP, Gen Counsel & CAO

EXHIBIT A
SUITE 1900
EXHIBIT A

19'x15'
10'x14'
10'x14'
10'x14'
10'x14'
10'x14'
10'x14'
10'x14'
10'x14'
10'x14'
10'x14'
10'x14'
10'x14'
10'x14'
10'x14'
10'x14'
19'x15'
10'x14'
10'x14'
10'x14'
10'x14'
10'x14'
10'x14'
10'x14'
10'x14'
16'x22'
21'x36'
16'x22'
16'x9'
16'x13'
11'x21'
16' x 9'
48' x 22'
55' x 23'
10'x14'
10'x14'
10'x14'
10'x14'
10'x14'
10'x14'
10'x14'
10'x14'
10'x15'
13'x15'
12'x15'
9'x15'
15'x21'
13' x 30'
10'x15'
9'x15'
9'x15'
12'x15'
9'x15'
19'x14'
10'x15'
10'x15'
10'x15'
10'x15'
10'x15'
10'x15'
14' x 28'
10'x15'
10'x15'
10'x15'
10'x15'
10'x15'
10'x15'
19'x14'

EXHIBIT B
SUITE 2000

EXHIBIT C
SUITE 700 AND SUITE 710

EXHIBIT C

EXHIBIT D
BUILDING RULES AND REGULATIONS
1.Any sign, lettering, picture, notice, or advertisement installed within the Premises which is visible to the public from within the Building shall be installed at Tenant's cost and in such manner, character and style as Landlord may approve in writing. No sign, lettering, picture, notice or advertisement shall be placed on any outside window or in any position so as to be visible from outside the Building. Tenant shall not place any sign, lettering, picture, notice or advertisement on the exterior of the Premises, Building or Property except in such place as may be designated by Landlord and consented to by Landlord in writing. All lettering and graphics on corridor doors shall conform to the Building Standard prescribed by Landlord.
2.The sidewalks, walks, plaza entries, corridors, concourses, ramps, staircases, escalators and elevators of the Building shall not be obstructed or used by Tenant, or the employees, agents, servants, visitors or licenses of Tenant for any purpose other than ingress and egress to and from the Premises. No bicycle or motorcycle shall be brought into the Building or kept on the Premises without the prior written consent of Landlord.
3.Tenant, its subtenants and its and their customers, invitees, licensees, and guests:
(a)shall not make noises, cause disturbances, create vibrations, odors or noxious fumes or use or operate any electrical or electronic devices or other devices that emit sound waves or are dangerous to other tenants and occupants of the Building or that would interfere with the operation of any device or equipment or radio or television broadcasting or reception from or within the Building or elsewhere, and shall not place or install any projections, antennae, aerials or similar devices inside or outside of the Premises;
(b)shall not place objects against glass partitions or doors or windows or adjacent to any open common space which would be unsightly from the Building corridors or from the exterior of the Building, and will promptly remove the same upon notice from Landlord;
(c)shall not waste, and shall not suffer or permit to be wasted, electricity or water and shall cooperate fully with Landlord to assure the most effective operation of the Building's heating and air conditioning;
(d)shall neither install nor operate machinery or any mechanical devices of a nature not directly related to Tenant's ordinary use of the Premises without the written permission of the Landlord;
(e)shall not use rest rooms or water fixtures for any purpose other than that for which they are designed;
(f)shall not mark upon, paint, cut, drill into, drive nails or screws into, or in any way deface the walls, ceiling partitions or floors of the Premises or of the Building;

(g)shall not unduly obstruct any pipes, conduits and ducts in the Premises; and
(h)shall use chair pads, to be furnished by Tenant, under all rolling and ordinary desk chairs in carpeted areas.
4.Only persons authorized by Landlord will be permitted to furnish newspapers, ice, drinking water, towels, barbering, shoe shining, janitorial services, floor polishing and other similar services and concessions to Tenant, and only at hours and under regulations fixed by Landlord.
5.Canvassing, soliciting or peddling in the Building and/or Building is prohibited, and Tenant shall cooperate to prevent same.
6.Tenant shall not do any cooking (other than warming in a microwave oven) or conduct any restaurant, luncheonette, automat or cafeteria for the sale or service of food or beverages to its employees or to others, or permit the delivery of any food or beverage to the Premises, except by such persons delivering the same as shall be approved by Landlord and only under regulations fixed by Landlord. Tenant may, however, operate a coffee bar by and for its employees.
7.No birds, fish tanks, or animals, except service animals, are allowed in the Building.
8.No additional locks or bolts of any kind shall be placed on any door in the Building or the Premises and no lock on any door therein shall be changed or altered in any respect. Landlord shall furnish two keys for each lock on exterior doors to the Premises and shall, on Tenant's request and at Tenant's expense, provide additional duplicate keys. Tenant shall not make duplicate keys. All keys shall be returned to Landlord upon the termination of this Lease, and Tenant shall give to Landlord explanations of the combinations of all safes, vaults and combination locks remaining with the Premises. Landlord may at all times keep a pass key to the Premises. All entrance doors to the Premises shall be left closed at all times and left locked when the Premises are not in use. Landlord agrees to furnish to Tenant, at Landlord's expense, 2 CardKeys for access to the Building during such times as the Building is not open to the public. Upon written request from Tenant, or other parties authorized by Tenant, Landlord will furnish additional CardKeys to Tenant at Tenant's expense. Should any CardKeys be lost or stolen, Tenant will immediately notify Landlord and Landlord will issue replacement CardKeys with a different computer code number. Such replacement CardKeys will be at Tenant's expense.
9.Tenant shall not bring or permit to be brought or kept in or on the Premises or Building any inflammable, combustible, corrosive, caustic, poisonous, or explosive substance, or cause or permit any odors to permeate in or emanate from the Premises, or permit or suffer the Premises to be occupied or used in a manner offensive or objectionable to Landlord or other occupants of the Building by reason of light, radiation, magnetism, noise, odors and/or vibrations, or interfere in any way with other tenants or those having business in the Building.

10.Tenant shall use no other method of heating or cooling, including, without limitation, space heaters or (ans, than that supplied by Landlord.
11.No freight, furniture or bulky matter of any description will be received into the Building or carried into the elevators except in such a manner, during such hours and using such elevators and passageways as may be approved by Landlord, and then only upon having been scheduled in advance. Any hand trucks, carryalls, or similar equipment used for the delivery or receipt of merchandise or equipment shall be equipped with rubber tires, side guards and such other safeguards as Landlord shall require.
12.Smoking of any kind (cigarette, pipe, etc.) shall not be permitted in any areas of the Premises or the Building (including but not limited to the parking garage, stairwells, elevator lobbies, elevators, public corridors and restrooms), or within any other area not specifically designated as a smoking area by Landlord. Tenant hereby agrees that violation of this smoking prohibition by Tenant, Tenant's employees, agents, visitors or invitees (individually and collectively, "Tenant Party") shall be subject to a fine in the amount of One Hundred and No/100 Dollars ($100.00) for the first violation by a Tenant Party and Two Hundred Fifty and No/100 Dollars for each subsequent violation by a Tenant Party, whether or not the violation involves the same Tenant Party or a different Tenant Party. Repeated violations of this rule shall, at Landlord's discretion, constitute a default under this Lease.
13.No window shades, blinds, screens, draperies or other window coverings will be attached or detached by Tenant without Landlord's prior written consent. Tenant agrees to abide by Landlord's rules with respect to maintaining uniform curtain, draperies and/or linings at all windows and hallways.
14.Landlord shall have the right to exclude any person from the Building other than during Business Hours, and any person in the Building will be subject to identification by employees and agents of Landlord. All persons in or entering the Building shall be required to comply with the security policies of the Building. If Tenant desires any additional security service for the Premises, Tenant shall have the right (with the advance written consent of Landlord) to obtain such additional service at Tenant's sole cost and expense. Tenant shall keep doors to unattended areas locked and shall otherwise exercise reasonable precautions to protect property from theft, loss or damage. Landlord shall not be responsible for the theft, loss or damage of any property.or for any error with regard to the exclusion from or admission to the Building of any person. In case of invasion, mob, riot or public excitement, Landlord reserves the right to prevent access to the Building during the continuance of same by closing the doors or taking other measures for the safety of the tenants and protection of the Building and property or persons therein.
15.Only workmen employed, designated or approved by Landlord may be employed for repairs, installations, alterations, painting, material moving and other similar work that may be done in or on the Premises. Tenant will refer all contractors, contractor's representatives and installation technicians rendering any service on or to the Premises for Tenant to Landlord for Landlord's approval and supervision before performance of any contractual service. This provision shall apply to all work performed in the Building including installation of cabling, telephones, computer equipment, electrical devices and attachments and installations of any nature affecting floors, walls, woodwork, trim, windows, ceilings equipment or any other physical portion of the Building.
16.Tenant shall give notice to Landlord, as soon as reasonably practicable, in case of theft, unauthorized solicitation or accident in the Premises or in the Building or of defects therein or in any fixtures or equipment, or of any known emergency in the Building.
17.The requirements of Tenant will be attended to only upon application of Landlord in the Building or at such other address as may be designated by Landlord in the Lease. Employees of Landlord shall not perform any work or do anything outside of their regular duties, unless under special instructions from the office of Landlord.
18.Landlord reserves the right to exclude or expel from the Building any person who, in the judgment of Landlord, is intoxicated or under the influence of liquor or drugs, or who shall in any manner do any act in violation of any of the Rules and Regulations of the Building or the Condominium Project.
19.Tenant, its employees, agents, contractors, and invitees will comply with the rules and regulations, including smoking areas, of the Association regarding the use and occupancy of the common areas of the Condominium Project.
20.The "UPS/Battery Backup System Rules and Regulations" attached hereto are incorporated in these Rules and Regulations.
21.Tenant and its agents, employees and invitees shall observe and comply with the driving and parking signs for the Condominium Project.
22.Landlord reserves the right to modify and make such other and further reasonable rules and regulations as in its judgment may, from time to time, be needful and desirable for the safety, security, care and cleanliness of the Premises and preservation of good order therein.

UPS/BATTERY BACKUP SYSTEM RULES AND REGULATIONS

A.	General Guidelines--

1.
Tenant shall operate all equipment that is specified as "Stored Electrical and Standby Power Systems" in a safe and reasonable manner and follow manufacturer's operating, replacement, and maintenance instructions. Systems covered in this policy are used for standby power, emergency power, or uninterruptible power supplies ("UPS") and may include different type of batteries (including individual systems for stand-alone desk.top computers), conductors, disconnecting means and over-current protective devices, transfer switches, and all control, supervisory, and support devices up to and including the load terminals of the transfer equipment needed for the system to operate with a safe and reliable source of electrical power (collectively, a "System").

2.	Installation of all Systems must comply with all national, state, and city local Codes.

3.
Tenants operating a System must take the required steps during any equipment failure to protect life safety, personal and real property. If System equipment is showing signs of a problem and the appropriate personnel in charge of the equipment cannot be located, Building Management, as Agent for Landlord, is authorized to take any reasonable action, including removal of batteries from service and/or activating the emergency power-off ("EPO") switch to remove such equipment from the main Building electrical grid and/or by utilizing any other service disconnects available. Building Management and/or Landlord will have no liability to Tenant for actions taken hereunder in connection with an actual or threatened System failure.

4.
If a System does not require an annual permit from the Fire Department because of equipment size, Landlord will require evidence that the tenant/owner of such System maintains the System batteries and equipment per the manufacturer's instructions.

B.	Tenant's Required Preventive Measures--Each Tenant with a System must:

1.	Have a battery failure response policy.

2.	Have available proper spill containment products, when applicable.

3.	Train staff concerning policy and when to use containment products.

4.	Identify all battery products and quantities. Determine what placards and permits are required by your fire district and/or Building Management.

5.	Identify and properly label all EPO and battery disconnects in the Premises.

6.	Maintain and verify battery room temperature and chare voltages.

7.	Perform at least quarterly maintenance inspections per IEEE-1188 (recommended practice for maintenance, testing, and replacement of valve-regulated lead-acid batteries for stationary applications).

8.	Submit to Landlord annually, on the anniversary date of tenant's lease, a copy of tenant's preventive maintenance inspection and policies as set forth above.

C.	Required Actions Upon Threatened or Actual System Failure--

1.	Call the Fire Department.

2.
Activate EPO. This is REQUIRED by Fire/Building Codes. The EPO cuts power to and from the UPS and terminates all power to the room. Should tenant be reluctant to activate the EPO, Landlord's Agent or designated contractor has the authority to do so, in order to protect tenant and the Building.

3.	Contact Building Management.

4.	Contain in spill.

5.	Call service technician who is to properly dispose of the failed batteries.

D.	Disposal--Small UPS/Battery Unit

1.	Follow the Universal Waste Guidelines established by the EPA. Spent lead-acid battery becomes a waste product. To find technical requirements, visit www.epa.gov/epaoswer/hazwaste/id/univwast/wasts.

2.
End-of-life electronic equipment from your business can no longer be accepted for disposal at municipal solid waste landfills. As a result, you are responsible for meeting all of the applicable requirements for locating a hazardous waste disposal facility that can accept this waste. Visit www.grxrecycles.com for your recycling needs.

E.	For Your Information, Signs of Battery Failure Include--

1.	Strong rotten-egg smell (gassing)

2.	Hissing or popping sounds from the jar (gassing)

3.	Excessive heat in one or more cells (also known as thermal runaway) (hot cells too hot to touch)

4.	Fire or melting of the posts or jar cases (fire or smoke)

5.	Exploded or severely damaged jars

EXHIBIT E
TENANT'S PROPORTIONATE SHARE

Anadarko
Pro-Rata Share on a Per Floor Basis

Building Square Footage

as of 1/1/12	562,091

Suite	Square Footage	Pro-Rata Share

Suite 400	16,506	2.9365%
Suite 550	6,003	1.0680%
Suite 600	21,008	3.7375%
Suite 900	20,297	3.6110%
Suite 1000	20,297	3.6110%
Suite 1100	20,297	3.6110%
Suite 1200	20,298	3.6112%
Suite 1300	20,740	3.6898%
Suite 1400	20,740	3.6898%
Suite 1500	20,740	3.6898%
Suite 1600	21,080	3.7503%
Suite 1700	19,688	3.5026%
Suite 1800	20,138	3.5827%
Suite 1900	21,154	3.7634%
Suite 2000	19,752	3.5140%
Suite 2200	21,154	3.7634%
Suite 710	8,979	1.5974%
Suite 770	11,879	2.1134%
TOTAL	330,750	58.8428%